Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2004 Stock Incentive Plan, as amended, of Arbinet-thexchange, Inc., of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of Arbinet-thexchange, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Arbinet-thexchange, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

March 14, 2008